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                                                                      EXHIBIT 21



List of Subsidiaries:


                                                     State of               Percentage
                    Name                             Incorporation          Owned
--------------------------------------------         -------------          -----
American Progressive Life & Health Insurance         New York               100%
Company

American Pioneer Life Insurance Company              Florida                100%

American Exchange Life Insurance Company             Texas                  100%

Pennsylvania Life Insurance Company                  Pennsylvania           100%

Peninsular Life Insurance Company                    North Carolina         100%

Union Bankers Insurance Company                      Texas                  100%

Constitution Life Insurance Company                  Texas                  100%

Marquette National Life Insurance Company            Texas                  100%

PennCorp Life Insurance Company                      Ontario, Canada        100%

PFI, Inc.                                            Delaware               100%

Quincy Coverage Corporation                          Delaware               100%

WorldNet Service Corp.                               Florida                100%

Security Health Provides, Inc.                       Delaware               50%